Exhibit 10.1

AAR CORP.
 Fiscal 2019 Short-Term Incentive Plan

1.                      Purpose.

The purpose of the AAR CORP. 2019 Short-Term Incentive Plan (“STIP”) is to provide an incentive for selected senior executives of AAR CORP. (the “Company”) and its subsidiaries to achieve the Company’s short-term performance goals by providing them with an annual cash incentive payment based on the financial and operating success of the Company.

2.                      Definitions.

(a)              “Board” means the Board of Directors of the Company.

(b)              “Bonus” means the annual cash incentive paid to a Participant under this STIP for a fiscal year of the Company.

(c)               “Cause” means the Participant’s unsatisfactory performance or conduct detrimental to the Company and its subsidiaries, as solely determined by the Company.

(d)              “Code” means the Internal Revenue Code of 1986, as amended.

(e)               “Committee” means the Compensation Committee of the Board, or if the Committee is not comprised of “outside directors” as defined in Section 162(m) of the Code, then by a subset of the Committee comprised of at least two “outside directors” (the “Committee”).

(f)                “Company” means AAR CORP.

(g)               “Disability” means the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(h)              “Earnings Per Share” means diluted earnings per share from continuing operations as disclosed by the Company in its periodic reports filed with the Securities and Exchange Commission, excluding special charges or unusual or infrequent items incurred during the performance period, and as may be adjusted for changes in generally accepted accounting principles. *

(i)                  “Participant” means any active executive of the Company or subsidiary who has been selected by the Committee as eligible to earn a Bonus under the STIP.

(j)                 “Retirement” means the Participant’s voluntary termination of his employment, or his termination of employment by the Company or a subsidiary without Cause, when he has (i) attained age 65 or (ii) attained age 55 and his age plus the number of his consecutive years of service with the Company and subsidiaries is at least 75.

(k)              “Salary” means a Participant’s base annual salary earned during the fiscal year ending May 31, 2019 while a Participant.

(l)                  “STIP” means this AAR CORP. 2019 Short-Term Incentive Plan.

(m)          “Working Capital Turns” means net sales from continuing operations divided by average working capital, where working capital is defined as net accounts receivable plus net inventories minus accounts payable, excluding special charges or unusual or infrequent items incurred during the performance period, and as may be adjusted for changes in generally accepted accounting practices. *

3.                      Administration.

The STIP shall be administered by the Committee. The Committee has full authority to select the senior executives eligible to participate in the STIP and determine when the senior executive’s participation in the STIP will begin and end. Subject to the express provisions of the STIP, the Committee shall be authorized to interpret the STIP and to establish, amend and rescind any rules and regulations relating to the STIP and to make all other determinations deemed necessary or advisable for the proper administration of the STIP. The determinations of the Committee in the proper administration of the STIP shall be conclusive and binding.

4.                      Eligibility and Participation.

Participation in the STIP is limited to those senior executives of the Company or a subsidiary who the Committee designates as Participants. When the Committee selects an executive to become a Participant under the STIP, it shall designate the date as of which the executive’s participation shall begin.

5.                      Annual Bonus Awards.

(a)              Determination of Participants, Performance Goals and Target Bonus Amounts. On or before August 29, 2018, the Committee shall (i) determine the Participants for such fiscal year, (ii) establish threshold, target and maximum Earnings Per Share and Working Capital Turns performance goals for such fiscal year, and (iii) approve the target Bonus payment for each Participant expressed as a percentage of the Participant’s Salary.

(b)              Bonus Payment. As soon as reasonably practicable after the end of the fiscal year ending May 31, 2019, the Committee shall determine the extent to which each of the Earnings Per Share and Working Capital Turns targets were attained for such fiscal year. The Bonus payable to each Participant will be equal to the sum of (i) 80% of the Participant’s target Bonus multiplied by the applicable Earnings Per Share Multiplier Percentage and (ii) 20% of the Participant’s target Bonus multiplied by the Working Capital Turns Multiplier Percentage (except for such lower amounts as otherwise determined by the Committee in its discretion):

Earnings Per Share (80%)		Working Capital Turns (20%)
Percentage Achievement Level	Multiplier Percentage	Percentage Achievement Level	Multiplier Percentage
Below Threshold	0%	Below Threshold	0%
Threshold	50%	Threshold	50%
Target	100%	Target	100%
Maximum	250%	Maximum	250%

Achievement of Earnings Per Share and Working Capital Turns targets between established ranges will be paid out on a straight-line basis within the targeted payout ranges, up to the maximum 250% payout.

6.                      STIP Limitations.

Notwithstanding Section 5, (a) the Committee retains full discretion to determine whether any Bonus will be payable for the fiscal year ending May 31, 2019, regardless of performance results and (b) no Bonus shall be paid under the STIP for a fiscal year to a Participant whose employment with the Company and all subsidiaries terminates during such fiscal year unless the termination is due to death, Disability or Retirement, or as otherwise approved by the Committee. If the Participant terminates during the fiscal year due to death, Disability or Retirement, the Participant shall be entitled to a pro rata portion of the Bonus the Participant would have earned under the STIP had the Participant remained employed through the end of the fiscal year. Such Bonus will be paid at the same time Bonuses are paid to active Participants.

Notwithstanding Section 5, no Bonus will be payable for the fiscal year ending May 31, 2019 if net income (as determined in accordance with generally accepted accounting principles) for such fiscal year is not positive.

7.                      Payment of Bonuses.

A Participant’s Bonus for the fiscal year ending May 31, 2019 shall be paid in cash to the Participant, or to the Participant’s beneficiary (or beneficiaries) in the event of the Participant’s death, within three months after the end of such fiscal year, unless the Participant has previously elected to have all or a portion of the Bonus deferred in accordance with the AAR CORP. Supplemental Key Executive Retirement Plan. The Company shall deduct all taxes required by law to be withheld from all Bonus payments.

8.                      No Assignment.

Except in the event of a Participant’s death, the rights and interests of a Participant under the STIP shall not be assigned, encumbered or transferred.

9.                      Termination of Participation.

The Committee reserves the right to cancel a Participant’s participation in the STIP at any time.

10.               Employment Rights.

Nothing contained in the STIP shall be construed as conferring a right upon any employee to continue in the employment of the Company or any subsidiary.

11.               Amendment/Termination.

The Board may either amend or terminate the STIP at any time, without the consent of the Participants and without the approval of the stockholders of the Company; provided, that such modification or elimination shall not affect the obligation of the Company to pay any Bonus after it has been determined by the Committee under the STIP.

* Calculations shall be based on continuing operations, not including discontinued operations or AAR Airlift’s COCO business, regardless of whether the COCO business remains a part of discontinued operations or whether it reverts to continuing operations.